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                                     [LETTERHEAD]

FOR FURTHER INFORMATION:


    AT STANDARD FINANCIAL:        AT THE FINANCIAL RELATIONS BOARD:
    Randall R. Schwartz           General Inquiries        Analyst Inquiries
    VP/General Counsel            Bill Murphy              Brendan Fitzpatrick
    (630) 986-7836                (312) 266-7800           (312) 266-7800

    FOR IMMEDIATE RELEASE
    FEBRUARY 17, 1997

         STANDARD FINANCIAL APPROVED FOR SHARE REPURCHASE PROGRAM

    CHICAGO, FEBRUARY 17, 1997 -- STANDARD FINANCIAL, INC. (NASDAQ:STND), the holding company for Standard Federal Bank for savings of Chicago, today announced that it has received approval from the Department of the Treasury, Office of Thrift Supervision to repurchase up to 10% of the Company's outstanding common shares over the next six months. The Company currently has 16,173,235 shares of common stock outstanding.

         The purchased stock will be used to fulfill the Company's obligation under a variety of its benefit plans and for general corporate purposes.

         "This repurchase of up to 10% of the Company's outstanding common stock is an effective use of our cash that we believe will have a positive impact on the value of our shareholders' investment," said David Mackiewich, chairman and president.

         Headquartered in Chicago, Standard Financial is a community-oriented institution offering a variety of retail financial services to meet the needs of the communities it serves. The bank currently operates 14 full-service offices in the nearby southwestern and western suburbs and on the southwest side of Chicago.

        FOR MORE INFORMATION ON STANDARD FINANCIAL, INC. VIA FACSIMILE AT NO
          ADDITIONAL COST, DIAL 1-800-PRO-INFO AND SELECT COMPANY CODE 186.